Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-XXXX) pertaining to the ASDA Sharesave Plan 2000 of Wal-Mart Stores, Inc. for the registration of 15,000,000 shares of the common stock, $0.10 par value per share, of Wal-Mart Stores, Inc. of our reports dated March 30, 2010, with respect to the consolidated financial statements of Wal-Mart Stores, Inc. and the effectiveness of internal control over financial reporting of Wal-Mart Stores, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended January 31, 2010, filed with the Securities and Exchange Commission.

Rogers, Arkansas	/s/ Ernst & Young LLP
July 22, 2010

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